UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2013, our board of directors approved an agreement with Steve Retterath, our largest member, to repurchase and retire all of the units owned by Mr. Retterath. We agreed to close on this repurchase prior to August 1, 2013. We agreed to repurchase and retired 25,860 membership units owned by Mr. Retterath in exchange for $30 million. We are in the process addressing certain conditions to closing this repurchase, including receiving approval from our lender.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 19, 2013, Steve Retterath appointed Ed Hatten to our board of directors. Mr. Hatten replaces Steve Retterath as Mr. Retterath's appointed director pursuant to Section 5.3(f) of our Operating Agreement. Mr. Hatten has previously served on our board of directors. Mr. Hatten will serve at the pleasure of Mr. Retterath until his earlier resignation or removal and for so long as Mr. Retterath has the right to directly appoint directors to our board of directors.

Effective June 19, 2013, Golden Grain Energy, LLC appointed Leslie Hansen to our board of directors. Ms. Hansen replaces Dave Sovereign as Golden Grain Energy, LLC's appointed director pursuant to Section 5.3(f) of our Operating Agreement. Ms. Hansen has previously served on our board of directors. Ms. Hansen will serve at the pleasure of Golden Grain Energy, LLC until her earlier resignation or removal and for so long as Golden Grain Energy, LLC has the right to directly appoint directors to our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: June 24, 2013	/s/ David Finke
David Finke
Chief Financial Officer
(Principal Financial Officer)